Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this annual report of IDW Media Holdings, Inc. of our report dated January 20, 2022 on our audits of the consolidated balance sheets of IDW Media Holdings, Inc. as of October 31, 2021 and 2020 and related consolidated statements of operations, comprehensive loss, stockholders' equity, and cash flows for each of the years in the two-year period ended October 31, 2021, appearing in the Company’s annual report for the year ended October 31, 2021.

/s/ ZWICK & BANYAI, PLLC

Southfield, Michigan

January 20, 2022